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                                                                  EXHIBIT (k)(5)

                      FORM OF EXPENSE LIMITATION AGREEMENT


                          DB HEDGE STRATEGIES FUND LLC


      This EXPENSE LIMITATION AGREEMENT, is made as of June 26, 2002 by and between DB Investment Managers, Inc. (the "Adviser") and DB Hedge Strategies Fund LLC (the "Fund").

      WHEREAS, the Fund is a Delaware limited liability company, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end management investment company; and

      WHEREAS, the Fund and the Adviser have entered into an investment management agreement dated June 26, 2002, as amended (the "Investment Management Agreement"), pursuant to which the Adviser provides investment management services to the Fund for compensation based on the value of the Fund's month-end net assets; and

      WHEREAS, the Fund and the Adviser have entered into an administration agreement dated June 26, 2002, as amended (the "Administration Agreement"), pursuant to which the Adviser, in its capacity as administrator, provides administrative services to the Fund for compensation based on the value of the Fund's month-end net assets; and

      WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund and its members to maintain the expenses of the Fund at a level below the level to which the Fund may normally be subject;

      NOW THEREFORE, the parties hereto agree as follows:

1.    Expense Limitation.

      1.1. Applicable Expense Limit. The Adviser, in its capacity as investment adviser and/or administrator of the Fund, agrees to waive its fees and/or reimburse expenses to the extent necessary so that the total annual operating expenses for the Fund do not exceed the Operating Expense Limit (as defined in Section 1.2 below). For purposes of this Agreement, total annual operating expenses for the Fund generally consist of costs not specifically borne by the Adviser (in its capacity as investment adviser and/or administrator to the Fund), or the Fund's principal underwriter, including, but not limited to, investment advisory fees, administrative fees, fees for necessary professional services, any amortization of organizational expenses, costs associated with regulatory compliance, maintaining legal existence, and investor relations ("Fund Operating Expenses"), but excluding: interest; taxes; transaction costs (such as brokerage commissions); extraordinary expenses, including, but not limited to, litigation and indemnification costs, expenses of a reorganization, restructuring or merger of the Fund or acquisition of all or substantially all of the assets of another fund, expenses of holding, and soliciting proxies for a meeting of members of the Fund (except to the extent relating to routine items), expenses of converting to a new custodian, transfer agent or other service provider; other expenses not
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incurred in the ordinary course of the Fund's business; and/or expenses of any counsel or other persons or services retained by the Fund's directors who are not "interested persons," as that term is defined in the 1940 Act, of the Adviser. To the extent the Fund Operating Expenses exceed the Operating Expense Limit (as defined in Section 1.2 below), such excess amount (the "Excess Amount") shall be the liability of the Adviser.

      1.2. Operating Expense Limit. The maximum Operating Expense Limit in any fiscal year or period with respect to the Fund shall be the amount specified in Schedule A based on a percentage of the Fund's month-end net assets.

      1.3. Duration of Operating Expense Limit. The Operating Expense Limit with respect to the Fund shall remain in effect until September 3, 2003. The Adviser may extend, but may not during the term of this Agreement shorten, the duration of the Operating Expense Limit without the consent of the Fund. Such an extension must continue at the same Operating Expense Limit amount specified on Schedule A, unless otherwise agreed by the parties hereto.

      1.4. Method of Computation. To determine the Adviser's obligation with respect to the Excess Amount, each month the Fund Operating Expenses for the Fund shall be annualized. If the annualized Fund Operating Expenses for any month of the Fund exceeds the Operating Expense Limit of the Fund, the Adviser shall remit to the Fund an amount equal to such Excess Amount.

      1.5. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the fees waived or reduced and other payments remitted by the Adviser to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.    Reimbursement of Fee Waivers and Expense Reimbursements.

      2.1. Reimbursement. If on the last business day of any month during which the Investment Management Agreement is in effect, the estimated annualized Fund Operating Expenses of the Fund for that month is less than the Operating Expense Limit, the Adviser shall be entitled to reimbursement by the Fund of the fees waived or reduced and other payments remitted by the Adviser to the Fund pursuant to Section 1 hereof (the "Reimbursement Amount") during any of the previous thirty-six (36) months, to the extent that the annualized Fund Operating Expenses plus the amount so reimbursed equals, for such month, the Operating Expense Limit provided in Schedule A, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed.

      2.2. Year-End Adjustment. If necessary, on or before the last business day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of the Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.


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3.    Term and Termination of Agreement.

      This Agreement shall have an initial period as set forth in Section 1.3 above, and shall apply for each fiscal year thereafter so long as it is in effect. Thereafter, this Agreement shall automatically renew for one-year terms unless the Adviser provides written notice to the Fund of the termination of this Agreement, which notice shall be received by the Fund at least thirty (30) days' prior to the end of the then-current term. In addition, this Agreement shall terminate upon termination of the Investment Management Agreement, or it may be terminated by the Fund, without payment of any penalty, upon thirty (30) days' prior written notice to the other party at its principal place of business.

4.    Miscellaneous.

      4.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

      4.2. Interpretation. Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Fund's limited liability company operating agreement, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Fund's Board of Directors of its responsibility for and control of the conduct of the affairs of the Fund.

      4.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset value, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the 1940 Act or the Investment Management Agreement, shall have the same meaning as and be resolved by reference to the 1940 Act or such Investment Management Agreement.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

                              DB HEDGE STRATEGIES FUND LLC


                              By: _________________________________
                              Name:
                              Title:


                              DB INVESTMENT MANAGERS, INC.


                              By: _________________________________
                              Name:
                              Title:


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                                   SCHEDULE A
                             OPERATING EXPENSE LIMIT


                                                        Maximum
                                                       Operating
                                                      Expense Limit
                                                   (as a percentage of
Name of Fund                                      month-end net assets)
------------                                      ---------------------
DB Hedge Strategies Fund LLC                              2.20%



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